Exhibit 99.1

Investment Corporation

Aames Investment Corporation Stockholders Approve Merger with Accredited Home Lenders

Los Angeles — September 14, 2006 – Aames Investment Corporation (“Aames”) (NYSE: AIC), a Los Angeles based company focused on non-prime residential mortgage lending, today announced that its stockholders voted to approve the merger of Aames with Accredited Home Lenders Holding Co. (“Accredited”).

More than the required majority of outstanding shares were voted in favor of the transaction, with approximately 81.4% of shares voted yes at today’s special meeting of stockholders.

A. Jay Meyerson, chairman and chief executive officer of Aames, stated, “Today’s vote was an important step towards our stockholders realizing the benefits of the combination of Aames and Accredited.  Our management team continues to focus on achieving an efficient and effective transition of our operations to Accredited.”

Based on today’s stockholder approvals and the anticipated closing date of October 2, 2006, Aames does not expect to release financial results for the quarter ended September 30, 2006.

About Aames Investment Corporation

Aames is a nationwide subprime mortgage lender and, through its subsidiary, Aames Financial Corporation, originates mortgage loans in 47 states. Aames Financial is a fifty-year old national mortgage banking company focused primarily on originating subprime residential mortgage loans through its retail channel under the name “Aames Home Loan.” To find out more about Aames, please visit www.aames.com.

Information Regarding Forward Looking Statements

This press release may contain forward-looking statements under federal securities laws. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties that may cause the Company’s performance and results to vary include: (i) limited cash flow to fund operations and dependence on short-term financing facilities; (ii) changes in overall economic conditions and interest rates; (iii) increased delinquency rates in the portfolio; (iv) intense competition in the mortgage lending industry; (v) adverse changes in the securitization and whole loan market for mortgage loans; (vi)

declines in real estate values; (vii) an inability to originate subprime hybrid/adjustable mortgage loans; (viii) obligations to repurchase mortgage loans and indemnify investors; (ix) concentration of operations in California, Florida, New York and Texas; (x) the occurrence of natural disasters; (xi) extensive government regulation; and (xii) an inability to comply with the federal tax requirements applicable to REITs and effectively operate within limitations imposed on REITs by federal tax rules.  For a more complete discussion of these risks and uncertainties and information relating to the Company, see the Form 10-K for the year ended December 31, 2005 and other filings with the SEC made by the Company.  Aames Investment expressly disclaims any obligation to update or revise any forward-looking statements in this press release.

Further Information

For more information, contact Steven Canup, Senior Vice President, Corporate Development and Investor Relations, in Aames Investment’s Investor Relations Department at (323) 210-5311 or at investorinfo@aamescorp.com via email.